UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	July 22, 2008
(July 22, 2008)

Commission	Name of Registrants, State of Incorporation,	I.R.S. Employer
File Number	Address and Telephone Number	Identification No.

001-32462	PNM Resources, Inc.	85-0468296
(A New Mexico Corporation)
Alvarado Square
Albuquerque, New Mexico 87158
(505) 241-2700

______________________________

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.02.        Termination of a Material Definitive Agreement.

On January 12, 2008, Public Service Company of New Mexico (“PNM”), a wholly owned public utility subsidiary of PNM Resources, Inc. (the “Company”), entered into an Asset Purchase Agreement (the “Gas Assets Agreement”) with Continental Energy Systems LLC (“Continental”) and New Mexico Gas Company, Inc. (“NMGC”), a subsidiary of Continental, for the sale of PNM’s natural gas operations to NMGC for $620 million in cash, subject to adjustment.  In a separate transaction on January 12, 2008, the Company and PNM Merger Sub LLC, a subsidiary of the Company, entered into an Agreement and Plan of Merger (the “Texas Merger Agreement”) with Continental and Cap Rock Holding Corporation (“CRHC”), a subsidiary of Continental, under which the Company would acquire 100% ownership of CRHC and its subsidiaries, including Cap Rock Energy, for $202.5 million in cash, subject to adjustment and conditions.

It has been decided that Continental will retain CRHC and its subsidiaries.  As such, the parties have jointly agreed to the termination of the Texas Merger Agreement effective July 22, 2008.  In order to retain the Cap Rock business, the sale of which was always dependent on the closing of the PNM gas sale, Continental has agreed as part of the termination negotiations to pay PNM Resources $15 million, but only upon the closing of the PNM gas sale.  The parties will focus efforts on the sale of PNM’s natural gas operations to NMGC.  The sale of the natural gas operations is expected to close by year-end 2008.

There are no material relationships between the Company and Continental and its subsidiaries other than in respect of the transactions described herein.

The Company issued a press release announcing the termination of the Texas Merger Agreement on July 22, 2008.  The press release is furnished herewith as Exhibit 99.1.

Item 8.01.        Other Events.

On February 11, 2008, the Company provided annual earnings guidance and identified several drivers as having a significant impact on the Company’s annual financial performance. Among those drivers was projected customer growth and strong performance by the Company’s competitive retail electric provider in Texas, First Choice Power (“FCP”).

For the second quarter 2008, compared with the same period in 2007, FCP has incurred higher purchased power costs, which are expected to result in significantly lower retail margins per megawatt-hour, and lower-than-expected customer growth and energy sales.

Preliminary results for the second quarter this year show FCP’s retail customer count has increased 1.7 percent and megawatt-hour sales were flat, compared with the same period in 2007. Average retail margins for the quarter ended June 30 are expected to be approximately $3 per megawatt-hour.

While financial results for the Company in any particular quarter are affected by many factors inherent to each business segment, it is expected that FCP’s quarterly performance will impact the Company’s quarter and year-to-date results.

The impact of FCP’s performance and other factors will be discussed in the Company’s second quarter earnings news release and during the analyst and investor conference call, both scheduled for August 11.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements made in this Form 8-K that relate to future events or PNMR’s expectations, projections, estimates, intentions, goals, targets and strategies, are made pursuant to the Private Securities Litigation Reform Act of 1995.  Readers are cautioned that all forward-looking statements are based upon current expectations and estimates and PNMR assumes no obligation to update this information. Because actual results may differ materially from those expressed or implied by these forward-looking statements, PNMR cautions readers not to place undue reliance on these statements. PNMR’s business, financial condition, cash flow and operating results are influenced by many factors, which are often beyond its control, that can cause actual results to differ from those expressed or implied by the forward-looking statements. These factors include state and federal regulatory and legislative decisions and actions, the ability of FCP to attract and retain customers, changes in ERCOT protocols, changes in the cost of power acquired by FCP, collections experience, insurance coverage available for claims made in litigation, fluctuations in interest rates, weather, the effectiveness of risk management and commodity risk transactions, seasonality and other changes in supply and demand in the market for electric power, variability of wholesale power prices and natural gas prices, volatility and liquidity in the wholesale power markets and the natural gas markets, changes in the competitive environment in the electric and natural gas industries, the outcome of legal proceedings, changes in applicable accounting principles, the performance of state, regional, and national economies and the risk that the closing of the pending sale of the PNM natural gas utility may not occur due to regulatory or other reasons.

Item 9.01.      Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number                                 Description

99.1	Press Release dated July 22, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PNM RESOURCES, INC.
(Registrant)

Date: July 22, 2008	/s/ Thomas G. Sategna
Thomas G. Sategna Vice President and Corporate Controller (Officer duly authorized to sign this report)